Exhibit 99.1

21700 Barton Road	Contact:
P.O. Box 150	Susan Atkinson
Colton, CA 92324	Vice President Corporate Affairs
Stater Bros. Markets
(909) 783-5038

P R E S S R E L E A S E
For Immediate Release
Tuesday, August 22, 2006
JIM LEE APPOINTED PRESIDENT AND
CHIEF OPERATING OFFICER
OF STATER BROS. MARKETS
COLTON, CALIFORNIA — Jack H. Brown, Chairman of the Board and Chief Executive Officer of Stater Bros. Markets, announced today that Jim Lee has been appointed:
President and Chief Operating Officer
Stater Bros. Markets
Lee is 55 and a 34-year veteran of the Supermarket Industry, spending over 29 years of his career here in Southern California.
He is a four-year member of the Stater Bros. Senior Executive Team. Lee joined Stater Bros. Markets in 2002 as Group Senior Vice President of Retail Operations. In 2005, he was promoted to his most recent position of Executive Vice President of Retail Operations and Administration.
Prior to joining Stater Bros., Lee served as President and Chief Operating Officer of Wild Oats Markets from 1996 to 2001, before he and his wife returned to their family in California.
Lee spent 25 years with Ralphs Grocery Company and held various management positions including Store Manager, District Manager, Vice President of Store Operations-Administration, Vice President Store Operations (Northern Division and Southern Division) and Group Vice President of the Central Division.
Lee has a Master of Business Administration (MBA) Degree from University of Southern California (USC) and a Bachelor of Arts Degree from Azusa Pacific University. He also earned a certificate in Food Industry Management from University of Southern California and participated in the Executive Program in Management at University of California, Los Angeles (UCLA), where he served as Class President.
Lee is on the Board of the Western Association of Food Chains (WAFC) and serves as the Vice President and Education Chairman. He also serves on the Board of Trustees of the California Grocers Association (CGA) Educational Foundation.
“Jim has done an outstanding job of leading our Retail Division and its over 15,000 of the Company’s 17,000 employees over the past four (4) years,” stated Mr. Brown. “I am confident that he will do an excellent job in his new position as President and Chief Operating Officer of Stater Bros. Markets.”
Stater Bros. was founded in 1936 in Yucaipa, California, and has grown steadily through the years to become the largest privately owned Supermarket Chain in California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2005 of $3.4 billion. Stater Bros. also owns and operates Heartland Farms, provider of Knudsen Dairy products to Southern California. The Company currently operates 162 Supermarkets, and there are over 17,000 members of the Stater Bros. “Family” of Employees.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR 70 YEARS
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